EXHIBIT 99.1
CONTACT: INVESTOR RELATIONS
Henry R. Mandell, Chairman
Spatializer Audio Laboratories, Inc.
investor@spatializer.com
SPATIALIZER AUDIO LABORATORIES, INC. REPORTS
SECOND QUARTER OPERATING RESULTS

     San Jose, Calif., August 14, 2006- Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) today announced financial results for the second quarter ended June 30, 2006.
     Revenues decreased to $93,000 for the quarter ended June 30, 2006 compared to $429,000 for the quarter ended June 30, 2005, a decrease of 78%. Revenues in the six months ended June 30, 2006 were $193,000, compared to revenues of $761,000 in the comparable period last year, a decrease of 75%. Revenues in the three and six months ended June 30, 2006 decreased due to end of life of a mobile telephone license and the recognition, in the prior year, of deferred revenue on a royalty prepayment received in the third quarter of 2004 and the suspension of day-to-day operations during the process of attempting to sell the assets of the company, including cessation of ongoing sales activities.
     Net loss in the three months ended June 30, 2006 was ($63,000), ($0.00) basic per share, compared with net income of $58,000, $0.00 basic per share in the comparable period last year. Net loss in the six months ended June 30, 2006 was ($236,000), ($0.00) basic per share, compared with net loss of $68,000, $0.00 basic per share in the comparable period last year. Net loss resulted from decreased revenues.
     At June 30, 2006, the Company had $297,000 in cash and cash equivalents as compared to $551,000 at December 31, 2005. The decrease in cash and cash equivalents results primarily from the net loss. The Company had working capital of $328,000 at June 30, 2006 as compared with working capital of $560,000 at December 31, 2005. Working capital decreased due to the funding of net operating losses.
     About Spatializer
     Spatializer Audio Laboratories Inc. is developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology is incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in San Jose, CA, and representative offices throughout the Asia Pacific region. Further information may be obtained from the company’s web site, www.spatializer.com, Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department at investor@spatializer.com.
Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the continued need for additional capital, loss of key personnel, dependence on new technology and intellectual property, dependence on the PC and consumer electronics industries, dependence on product shipments of third-party licensees, dependence on third-party technology integrators or chip suppliers, competition and pricing pressures, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer® is a registered trademark of Desper Products Inc. All other trademarks are the property of their respective owners.

PART I. FINANCIAL INFORMATION
ITEM I. FINANCIAL STATEMENTS
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30,	December 31,
	2006	2005
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$297,247	$550,633
Accounts Receivable, net	84,020	155,233
Prepaid Expenses and Deposits	61,936	34,104

Total Current Assets	443,203	739,970

Property and Equipment, net	10,271	18,403
Intangible Assets, net	142,410	138,548

Total Assets	$595,884	$896,921

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Note Payable	33,846	10,443
Accounts Payable	25,158	14,195
Accrued Wages and Benefits	3,706	48,095
Accrued Professional Fees	10,000	34,000
Accrued Commissions	35,428	31,917
Accrued Expenses	6,724	40,869

Total Current Liabilties	114,862	179,519

Commitments and Contingencies

Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 48,763,383 shares issued and outstanding at June 30, 2006 and December 31, 2005.	469,772	469,772
Additional Paid-In Capital	46,430,030	46,430,030
Accumulated Deficit	(46,418,780)	(46,182,400)

Total Shareholders’ Equity	481,022	717,402

	$595,884	$896,921

See notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Month		For the Six Month
	Period Ended		Period Ended
	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2005
Revenues:
Royalty Revenues	$92,868	$428,912	$193,356	$760,863
Cost of Revenues	9,288	42,890	19,477	76,762

Gross Profit	83,580	386,022	173,879	684,101
Operating Expenses:
General and Administrative	130,766	189,723	249,133	340,924
Research and Development	12,839	83,358	157,740	182,649
Sales and Marketing	—	56,201	1,241	95,454

	143,605	329,282	408,114	619,027

Operating Income (Loss)	(60,025)	56,740	(234,235)	65,074

Interest and Other Income	1,702	3,696	4,921	6,616
Interest and Other Expense	(2,266)	(2,870)	(2,266)	(4,110)

	(564)	826	2,655	2,506

Income (Loss) Before Income Taxes	(60,589)	57,566	(231,580)	67,580

Income Taxes	(2,400)	—	(4,800)	—

Net Income (Loss)	$(62,989)	$57,566	$(236,380)	$67,580

Basic and Diluted Earnings Per Share	$(0.00)	$0.00	$(0.00)	$0.00

Weighted Average Shares Outstanding	48,763,383	46,975,365	48,763,383	46,975,365

See notes to consolidated financial statements
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